Fidelity National Financial and F&G Annuities & Life Announce a Planned Distribution of Approximately 12% Ownership of F&G to FNF Shareholders November 7, 2025 JACKSONVILLE, Fla. and DES MOINES, Iowa, Nov. 7, 2025 /PRNewswire/ -- Fidelity National Financial, Inc. (NYSE: FNF) ("FNF") a leading provider of title insurance and transaction services to the real estate and mortgage industries, and F&G Annuities & Life, Inc. (NYSE: FG) ("F&G") today announced that FNF's Board of Directors has approved a special stock distribution (the "Distribution") to FNF's shareholders of approximately 16 million shares of common stock of F&G owned by FNF, a majority owned subsidiary of FNF, representing approximately 12% of the outstanding shares of F&G's common stock. The Distribution by FNF of the special stock distribution will be made on December 31, 2025 (the "Distribution Date") to all of FNF's shareholders of record as of 4:30 p.m. ET on December 17, 2025 (the "Record Date"). The Distribution will consist of a pro rata common stock distribution to each of FNF's shareholders on the Record Date. As of November 5, 2025, FNF had approximately 271 million shares of its common stock, par value $0.001 per share, outstanding. Based on such number, FNF estimates that FNF's shareholders will receive approximately six shares of F&G's common stock for every 100 shares of FNF's common stock held as of the close of business on the Record Date. The final distribution ratio will be determined based on the number of shares of FNF's common stock outstanding on the Record Date. No fractional shares of F&G's common stock will be distributed. Instead, FNF's shareholders will receive cash in lieu of any fraction of a share of F&G's common stock that they otherwise would have received. The Distribution is intended to be structured as a taxable dividend to FNF shareholders for U.S. federal income tax purposes. This distribution reflects FNF's confidence in F&G's long-term prospects and is intended to unlock shareholder value by enhancing market liquidity and broadening investor access to F&G's shares.  Information Regarding the Distribution   No vote or action is required by FNF's shareholders in order to receive the Distribution of shares of F&G's common stock. FNF's shareholders on the Record Date will receive account statements reflecting their ownership interest in shares of F&G's common stock. F&G's common stock issued in the Distribution will be in book-entry form. FNF's shareholders who hold their shares through brokers or other nominees will have their shares of F&G's common stock credited to their accounts by their nominees or brokers. FNF's shareholders will not be required to pay cash or other consideration for the shares of F&G's common stock to be distributed to them, or surrender or exchange their shares of FNF's common stock to receive the Distribution. Further information regarding the Distribution and FNF and F&G may be found at investor.fnf.com, and investors.fglife.com, respectively, and reports of FNF and F&G which may be accessed through the SEC's website at www.sec.gov. You are encouraged to consult with your financial advisor regarding the specific implications of trading FNF's common stock and F&G's common stock prior to or on the Distribution Date. This press release is not an offer to sell, or a solicitation of an offer to buy, any securities.  About Fidelity National Financial, Inc.  Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.  About F&G  F&G Annuities & Life, Inc. is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit https://www.fglife.com.  Forward-Looking Statements and Risk Factors  This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business, political crisis, war and pandemic conditions, including ongoing geopolitical conflicts; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries, including regulation of title insurance and services and privacy and data protection laws; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; and other risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of FNF's Form 10-K and F&G's Form 10-K and other filings with the Securities and Exchange Commission made by both FNF and F&G. Lisa Foxworthy-Parker SVP of Investor & External Relations Investors@fnf.com 515.330.3307   View original content:https://www.prnewswire.com/news-releases/fidelity-national-financial-and-fg-annuities--life-announce-a-planned-distribution- of-approximately-12-ownership-of-fg-to-fnf-shareholders-302608440.html SOURCE Fidelity National Financial, Inc.